Exhibit 3.2

RECEIVED FOR DEPOSIT AT
THE RECORDS OFFICE ON
MAY 14, 2013.

TEKMIRA PHARMACEAUTICALS CORPORATION
(the "Company")

ORDINARY RESOLUTION PASSED BY THE SHAREHOLDERS OF THE COMPANY AT THE ANNUAL AND SPECIAL MEETING OF THE SHAREHOLDERS COMPANY HELD ON MAY 14, 2013

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

1.
the Articles of the Company be altered by adding the text substantially in the form attached as Exhibit  “B” to the Information Circular of Tekmira Pharmaceuticals Corporation dated March 27, 2013 as and at Section 13.9 of the Articles of the Company; and

2.
any one or more of the directors or officers of the Company be authorized to take all such actions, do such things and execute and deliver, whether under the common seal of the Company or otherwise, all such agreements, instruments, statements, forms and other documents as they may be advised by counsel so to do in connection with this alteration of the Articles.”

CERTIFIED A TRUE COPY as of the 14th day of May, 2013.

__________________________
R. Hector MacKay-Dunn
Title: Corporate Secretary

EXHIBIT “B” TO THE INFORMATION CIRCULAR
OF
TEKMIRA PHARMACEUTICALS CORPORATION

Nominations of Directors

13.9
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company. Nominations of persons for election to the board of directors of the Company may be made at any annual general meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;

(b)
by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

(c)
by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving by the Nominating Shareholder of the notice provided for below in this Section 13.9 and at the close of business on the record date for notice of such meeting, is entered in the securities register of the Company as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this Section 13.9.

In addition to any other requirements under applicable laws, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given notice thereof that is both timely (in accordance with this Section 13.9) and in proper written form (in accordance with this Section 13.9) to the Secretary of the Company at the principal executive offices of the Company.

To be timely, a Nominating Shareholder’s notice to the Secretary of the Company must be made:

(a)
in the case of an annual general meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual general meeting of shareholders; provided, however, that in the event that the annual general meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the annual general meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)
in the case of a special meeting (which is not also an annual general meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

The time periods for the giving of a Nominating Shareholder’s notice set forth above shall in all cases be determined based on the original date of the applicable annual meeting or special meeting of shareholders, and in no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of such notice.

To be in proper written form, a Nominating Shareholder’s notice to the Secretary of the Company must set forth:

(a)
as to each person whom the Nominating Shareholder proposes to nominate for election as a director: (A) the name, age, business address and residential address of the person; (B) the principal occupation or employment of the person, and the principal occupation or employment of the person for the past 5 years; (C) the citizenship of such person; (D) the class or series and number of shares in the capital of the Company which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and (E) any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

(b)
as to the Nominating Shareholder giving the notice, full particulars regarding any proxy, contract, agreement, arrangement or understanding pursuant to which such Nominating Shareholder has a right to vote or direct the voting of any shares of the Company and any other information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

No person shall be eligible for election as a director of the Company unless nominated in accordance with the provisions of this Section 13.9; provided, however, that nothing in this Section 13.9 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter that is properly before such meeting pursuant to the provisions of the Act or the discretion of the Chairman. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

For purposes of this Section 13.9:

(a)
“public announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Company under its profile on the System for Electronic Document Analysis and Retrieval at www.sedar.com; and

(b)
“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

Notwithstanding any other provision of this Section 13.9 and the Articles, notice given to the Secretary of the Company pursuant to this Section 13.9 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the Secretary of the Company for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary of the Company at the principal executive offices of the Company, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the next following day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this Section 13.9.